Exhibit 99

January 27, 2011

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER RESULTS AND NEW FLEXRIG® CONTRACTS

Helmerich & Payne, Inc. reported income from continuing operations of $104,365,000 ($0.96 per diluted share) from operating revenues of $594,642,000 for its first fiscal quarter ended December 31, 2010, compared to income from continuing operations of $63,802,000 ($0.60 per diluted share) from operating revenues of $396,242,000 during last year’s first fiscal quarter ended December 31, 2009.  Included in this year’s and last year’s first fiscal quarter income from continuing operations are after-tax gains of $0.02 and $0.01 per share, respectively, related to the sale of tubulars and miscellaneous drilling equipment.  Net income for the first fiscal quarter of 2011 was $104,150,000 ($0.96 per diluted share), compared to net income of $63,235,000 ($0.59 per diluted share) during last year’s first fiscal quarter.

Segment operating income for U.S. land operations was $158,361,000 for the first fiscal quarter of 2011, compared with $91,523,000 for last year’s first fiscal quarter and $118,894,000 for last year’s fourth fiscal quarter.  The sequential increase in segment operating income was primarily attributable to the continuing recovery of the U.S. land drilling market, as the Company’s quarterly revenue days for the segment increased by approximately six percent to 17,249 revenue days from the fourth quarter of fiscal 2010 to the first fiscal quarter of 2011.  The corresponding average rig revenue per day also increased by $567 to $24,952 during the first fiscal quarter of 2011.  The $567 increase in average rig revenue per day combined with a $1,122 decrease in average rig expense per day generated a sequential increase of $1,689 in average rig margin per day, from $11,331 during last year’s fourth fiscal quarter to $13,020 during this year’s first fiscal quarter.

Rig utilization for the Company’s U.S. land segment was 84% for this year’s first fiscal quarter, compared with 62% for last year’s first fiscal quarter and 82% for last year’s fourth fiscal quarter.  At December 31, 2010, the Company’s U.S. land segment had 193 contracted rigs and 37 idle rigs.  The 193 contracted rigs included 130 rigs under term contracts.

Helmerich & Payne, Inc. also announced today that it signed contracts to build and operate eight additional FlexRigs.  These rigs will be built and operated in the U.S. under multi-year term contracts that provide attractive dayrates and economic returns.   Since March 2010, the Company has announced contracts for the construction of 31 new build FlexRigs, 17 of which have been completed.  The remaining 14 rigs are expected to be delivered during calendar 2011.

President and CEO Hans Helmerich commented, “As the industry continues to shift its focus to oil and liquids-rich targets that require increasingly complex well designs, modern AC-Driven rigs remain in high demand.  The continued interest in new build FlexRigs should allow us to continue to gain market share and add value for our shareholders and customers.  Over the past decade, we have organically grown our fleet through our internal design and manufacturing efforts.  We believe we are building a better rig for less, providing us a competitive advantage that is difficult for our peers to match.”

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News Release

January 27, 2011

Segment operating income for the Company’s offshore operations was $9,000,000 for the first fiscal quarter of 2011, compared with $15,106,000 for last year’s first fiscal quarter and $13,107,000 for last year’s fourth fiscal quarter.  The sequential decrease in segment operating income was primarily a function of a lower average rig margin per day, which was reported at $18,065 for this year’s first fiscal quarter as compared to $22,581 for last year’s fourth fiscal quarter.   The decline in average rig margins included an impact of approximately $2,000 per day related to a reduction of certain expenses during last year’s fourth quarter that favorably impacted that quarter and that did not recur in this year’s first quarter.  The number of revenue days decreased during the first fiscal quarter of 2011 to 587 from 644 in the fourth quarter of 2010 as one of the Company’s active rigs was being moved to a new project.

The Company’s international land operations reported segment operating income of $14,367,000 for this year’s first fiscal quarter, compared with $11,109,000 for last year’s first fiscal quarter and $15,485,000 for last year’s fourth fiscal quarter.  The number of revenue days for this year’s first fiscal quarter decreased by approximately three percent as compared to last year’s fourth fiscal quarter, as three rigs previously assigned to the Company’s operations in Mexico returned to the U.S. during the first fiscal quarter of 2011.  Average rig margin per day decreased to $11,625 in the first fiscal quarter of 2011 from $12,573 in the fourth fiscal quarter of 2010.  Excluding the favorable impact to the average daily rig margins corresponding to early contract terminations during both quarters, the average rig margin per day for the first fiscal quarter of 2011 declined to $8,949 from $9,528 in the fourth fiscal quarter of 2010.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of January 27, 2011, the Company’s existing fleet included 234 land rigs in the U.S., 24 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete during calendar 2011 another 14 new H&P-designed and operated FlexRigs under long-term contracts with customers.  Upon completion of these commitments, the Company’s global land fleet is expected to include a total of 221 FlexRigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived on H&P’s website indicated above.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:

Mike Drickamer

(918) 588-5190

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News Release

January 27, 2011

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	September 30	December 31
CONSOLIDATED STATEMENTS OF INCOME	2010	2010	2009
Operating Revenues:
Drilling — U.S. Land	$435,998	$476,818	$285,069
Drilling — Offshore	49,548	44,867	52,290
Drilling — International Land	69,802	68,954	55,797
Other	3,609	4,003	3,086
	558,957	594,642	396,242
Operating costs and expenses:
Operating costs, excluding depreciation	329,198	330,046	208,698
Depreciation	73,240	73,180	60,717
General and administrative	20,183	19,889	20,639
Research and development	3,851	3,470	1,815
Income from asset sales	(747)	(2,669)	(1,011)
	425,725	423,916	290,858

Operating income from continuing operations	133,232	170,726	105,384

Other income (expense):
Interest and dividend income	275	314	309
Interest expense	(4,465)	(4,451)	(4,694)
Other	1,534	166	15
	(2,656)	(3,971)	(4,370)

Income from continuing operations before income taxes	130,576	166,755	101,014
Income tax provision	47,285	62,390	37,212
Income from continuing operations	$83,291	$104,365	$63,802

Loss from discontinued operations, before income taxes	1,216	(215)	(2,868)
Income tax provision	1,462	—	(2,301)
Loss from discontinued operations	(246)	(215)	(567)

NET INCOME	$83,045	$104,150	$63,235

Basic earnings per common share:
Income from continuing operations	$0.78	$0.98	$0.61
Loss from discontinued operations	$—	$—	$(0.01)

Net Income	$0.78	$0.98	$0.60

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News Release

January 27, 2011

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	September 30	December 31
CONSOLIDATED STATEMENTS OF INCOME	2010	2010	2009

Diluted earnings per common share:
Income from continuing operations	$0.77	$0.96	$0.60
Loss from discontinued operations	$—	$—	$(0.01)
Net Income	$0.77	$0.96	$0.59

Weighted average shares outstanding
Basic	105,814	106,031	105,575
Diluted	107,452	107,852	107,238

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News Release

January 27, 2011

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	12/31/10	9/30/10

ASSETS
Cash and cash equivalents	$173,824	$63,020
Other current assets	528,360	579,514
Current assets of discontinued operations	8,240	10,270
Total current assets	710,424	652,804
Investments	397,793	320,712
Net property, plant, and equipment	3,336,624	3,275,020
Other assets	20,778	16,834
TOTAL ASSETS	$4,465,619	$4,265,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$205,902	$224,646
Current liabilities of discontinued operations	5,918	7,992
Total current liabilities	211,820	232,638
Noncurrent liabilities	938,135	862,989
Noncurrent liabilities of discontinued operations	2,322	2,278
Long-term notes payable	350,000	360,000
Total shareholders’ equity	2,963,342	2,807,465

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,465,619	$4,265,370

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News Release

January 27, 2011

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Three Months Ended
	December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2010	2009

OPERATING ACTIVITIES:
Net income	$104,150	$63,235
Adjustment for loss from discontinued operations	215	567
Income from continuing operations	104,365	63,802
Depreciation	73,180	60,717
Changes in assets and liabilities	60,807	(7,275)
Gain on sale of assets	(2,669)	(1,011)
Other	3,187	7,046
Net cash provided by operating activities from continuing operations	238,870	123,279
Net cash used in operating activities from discontinued operations	(215)	(963)
Net cash provided by operating activities	238,655	122,316

INVESTING ACTIVITIES:
Capital expenditures	(116,224)	(64,791)
Proceeds from sale of assets	3,028	2,486
Purchase of short-term investments	—	(16)
Acquisition of TerraVici	(4,000)	—
Net cash used in investing activities from continuing operations	(117,196)	(62,321)
Net cash provided by investing activities from discontinued operations	—	37
Net cash used in investing activities	(117,196)	(62,284)

FINANCING ACTIVITIES:
Dividends paid	(6,376)	(5,287)
Decrease in bank overdraft	—	(2,038)
Exercise of stock options	2,988	(623)
Net payments for long-term debt	(10,000)	(40,000)
Excess tax benefit from stock-based compensation	2,733	1,649
Net cash used in financing activities	(10,655)	(46,299)

Net increase in cash and cash equivalents	110,804	13,733
Cash and cash equivalents, beginning of period	63,020	96,142
Cash and cash equivalents, end of period	$173,824	$109,875

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News Release

January 27, 2011

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2010	2010	2009
	(in thousands except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$435,998	$476,818	$285,069
Direct operating expenses	251,280	252,238	138,355
General and administrative expense	5,606	5,855	6,661
Depreciation	60,218	60,364	48,530
Segment operating income	$118,894	$158,361	$91,523

Revenue days	16,303	17,249	11,260
Average rig revenue per day	$24,385	$24,952	$24,113
Average rig expense per day	$13,054	$11,932	$11,083
Average rig margin per day	$11,331	$13,020	$13,030
Rig utilization	82%	84%	62%

OFFSHORE OPERATIONS
Revenues	$49,548	$44,867	$52,290
Direct operating expenses	31,671	30,927	32,576
General and administrative expense	1,384	1,410	1,630
Depreciation	3,386	3,530	2,978
Segment operating income	$13,107	$9,000	$15,106

Revenue days	644	587	700
Average rig revenue per day	$42,312	$45,350	$52,960
Average rig expense per day	$19,731	$27,285	$28,024
Average rig margin per day	$22,581	$18,065	$24,936
Rig utilization	78%	71%	85%

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News Release

January 27, 2011

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2010	2010	2009
	(in thousands except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$69,802	$68,954	$55,797
Direct operating expenses	45,647	46,535	37,281
General and administrative expense	971	868	491
Depreciation	7,699	7,184	6,916
Segment operating income	$15,485	$14,367	$11,109

Revenue days	1,976	1,923	1,631
Average rig revenue per day	$33,194	$33,789	$32,705
Average rig expense per day	$20,621	$22,164	$21,485
Average rig margin per day	$12,573	$11,625	$11,220
Rig utilization	78%	76%	58%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$38,457	$46,419	$13,560
Offshore Operations	$11,211	$7,283	$6,732
International Land Operations	$4,210	$3,979	$2,454

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News Release

January 27, 2011

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The Company’s Venezuelan operation, which was historically an operating segment within the International Land Segment, was discontinued in the third quarter of fiscal 2010.  Consequently, its operating results are excluded from the segment data table above.

The following table reconciles operating income per the information above to income from continuing operations before income taxes as reported on the Consolidated Statements of Income (in thousands).

	September 30	December 31
	2010	2010	2009
Operating income
U.S. Land	$118,894	$158,361	$91,523
Offshore	13,107	9,000	15,106
International Land	15,485	14,367	11,109
Other	(1,745)	(1,151)	(794)
Segment operating income	$145,741	180,577	$116,944
Corporate general & administrative	(12,222)	(11,756)	(11,857)
Other depreciation	(1,309)	(1,381)	(1,336)
Inter-segment elimination	275	617	622
Income from asset sales	747	2,669	1,011
Operating income	$133,232	$170,726	$105,384

Other income (expense):
Interest and dividend income	275	314	309
Interest expense	(4,465)	(4,451)	(4,694)
Other	1,534	166	15
Total other income (expense)	(2,656)	(3,971)	(4,370)

Income before income taxes	$130,576	$166,755	$101,014

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